Exhibit 10.2
EMULEX CORPORATION
Amended Description of Compensation Arrangements for Certain Executive Officers
(September 1, 2008)
          The following is a description of the compensation arrangements for each of the Company’s named executive officers listed in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders of Emulex Corporation, excepting for Mr. Michael E. Smith, who ceased to be an employee of the Company on July 18, 2008. The compensation for these executive officers consists of base salary and perquisites, long-term incentive compensation and annual cash bonus compensation. Effective September 1, 2008, the following are the base salaries (on an annual basis) of the Company’s named executive officers (as well as of Jeffrey W. Benck, the Company’s current Executive V.P. and Chief Operating Officer, who does not currently meet the definition of a named executive officer due to the fact that his employment with the Company did not commence until May 2008):

Name and Principal Position	New Base Salary
Paul F. Folino, Executive Chairman	$603,827

James M. McCluney Chief Executive Officer and President	$585,750

Jeffrey W. Benck Executive V.P. and Chief Operating Officer	$412,110

Michael J. Rockenbach Executive V.P. and Chief Financial Officer	$366,978

Marshall D. Lee Executive V.P. Engineering	$328,520
         Perquisites for each of the named executive officers include an out of pocket health care expense reimbursement of up to $5,000 per year. Effective on September 1, 2008, the Company eliminated reimbursement of tax preparation expenses of up to $2,500 per year for each of the named executive officers. In addition, reimbursement for the following other compensation amounts were eliminated: (a) for Mr. Folino, an automobile allowance of $10,800 per year; (b) for Mr. McCluney, an automobile allowance of $ 10,800 per year; (c) for Mr. Benck, an automobile allowance of $9,600 per year; (d) for Mr. Rockenbach, an automobile allowance of $9,600 per year; and (e) for Mr. Lee, an automobile allowance of $9,600 per year.
          The Company does not have employment agreements with any of its executive officers but has executed key employee retention agreements with each of its named executive officers and certain other officers and key employees of the Company. The Company’s agreement with

Mr. Folino entitles him to receive the following payments and benefits in the event of termination of his employment by the Company without cause or by Mr. Folino because of a demotion (as defined in such agreement) within 2 years after a change in control of the Company: (i) a severance payment equal to the present value of 2 times the sum of Mr. Folino’s annual salary plus the highest annual average of any 2 of his last 3 annual bonuses; (ii) continuation for 2 years following termination of employment of his health and life insurance, and disability income (reduced to the extent similar benefits are received by him from another employer); and (iii) acceleration of his right to exercise his stock options and vesting of any restricted stock awards based on the length of his continued employment following the grant of the option by one year upon the change in control of the Company and full acceleration of such option exercise right and vesting of restricted stock awards in the event of termination of his employment without cause or because of a demotion (as defined in such agreement) within two years after the change in control.
          Mr. McCluney’s key employee retention agreement is substantially the same as Mr. Folino’s agreement described above. Additionally, in the event that Mr. McCluney is terminated without cause (regardless of whether a change in control has occurred), he will be entitled to severance in the amount of one year’s base salary at the rate then in effect, any deferred incentive bonuses, reimbursement of COBRA premiums, if any, for one year, and continued vesting of his stock options for one year.
          The above descriptions are qualified in their entirety by the forms of Key Employee Retention Agreements for Mr. Folino and Mr. McCluney which are incorporated herein by reference to Exhibits 10.2 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed on September 6, 2006.
          The Company also has entered into similar agreements with each of the other named executive officers (as well as Mr. Benck) which provide for benefits similar to those described above, except that the severance payment is equal to the present value of one times the sum of the employee’s annual salary plus the highest annual average of any 2 of the employee’s last 3 annual bonuses; and continuation for one year following termination of employment of the employee’s health and life insurance, disability income and tax assistance (reduced to the extent similar benefits are received by the employee from another employer). The form of key employee retention agreement for each of the other named executive officers is filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006.
          Additionally, the Company’s executive officers are entitled to participate in health and welfare and retirement plans, perquisite, fringe benefit and other arrangements generally available to other salaried employees. In addition, each officer is entitled to participate in the Emulex Corporation Retirement Savings Plan, and receives group term life insurance premiums and health care reimbursement paid with respect to the named executive.
          The Company’s executive officers are eligible for annual performance-based cash bonuses under the Company’s Executive Bonus Plan. A description of the Executive Bonus Plan is contained in Item 5.02 of the Company’s Current Report on Form 8-K of which this Exhibit 10.2 is a part. Such description is qualified in its entirety by the Executive Bonus Plan which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K of which this Exhibit 10.2 is a part.
          Long term incentives are provided to the Company’s executives in accordance with the Company’s 2005 Equity Incentive Plan which is attached as Appendix A to the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on November 15, 2007, as such plan may be amended from time to time. In addition, the Company’s executive officers have previously received options pursuant to option or other equity plans maintained by the Company prior to the adoption of the 2005 Equity Incentive Plan in 2005.